Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cadence Design Systems, Inc.:

We consent to the use of our report dated February 10, 2017 with respect to the consolidated balance sheets of Cadence Design Systems, Inc. and subsidiaries as of December 31, 2016 and January 2, 2016 and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

July 24, 2017